AMENDMENT ONE
DATED APRIL 1, 2018 TO
INVESTMENT SUBADVISORY
AGREEMENT
for MassMutual Select T. Rowe Price U.S. Treasury
Long-Term Fund

       WHEREAS, MML Investment Advisers,
LLC ("MML Advisers") and T. Rowe Price
Associates, Inc. (the "Subadviser") entered into an
Investment Subadvisory Agreement (the
"Agreement"), effective as of January 10, 2018, relating to the MassMutual Select T. Rowe Price
U.S. Treasury Long-Term Fund (the "Fund");

      WHEREAS, MML Advisers and the
Subadviser desire to amend the compensation of the Subadviser as described in the Agreement; and

      WHEREAS, Section 15 of the Agreement
permits the Agreement to be amended by a written instrument approved in writing by both parties;

	NOW THEREFORE, IT IS AGREED
THAT:

1.	Capitalized terms used herein but
not otherwise defined shall have
the meanings given to those
terms in the Agreement.

2.	Section 4 - Compensation of the
Subadviser is replaced in its
entirety with the following:

The Subadviser will bear all
expenses in connection with the
performance of its services under
this Subadvisory Agreement,
which expenses shall not include
brokerage fees or commissions,
interest, taxes and custodian fees
and expenses, in connection with
the effectuation of securities
transactions for the Portfolio.
For the services provided and the
expenses assumed pursuant to
this Subadvisory Agreement,
MML Advisers agrees to pay the
Subadviser and the Subadviser
agrees to accept as full
compensation for the
performance of all functions and
duties on its part to be performed
pursuant to the provisions hereof,
a fee paid monthly, in arrears, at
the following rate:  [   ].

3.	Except as expressly amended
hereby, all provisions of the
Agreement remain in full force
and effect and are unchanged in
all other respects.

4.	This Amendment may be
executed in one or more
counterparts, each of which shall
be deemed to be an original and,
all of which, when taken
together, shall constitute one and
the same instrument.

      IN WITNESS WHEREOF, the parties
hereto intending to be legally bound have caused this Amendment to be executed by their duly authorized officers or other representatives as of the day and year first above written.


MML INVESTMENT ADVISERS, LLC
	T. ROWE PRICE ASSOCIATES, INC.

By: /s/ Tina Wilson
	By: /s/ Savonne L. Ferguson
Name: Tina Wilson
	Name: Savonne L. Ferguson
Title: Vice President
	Title: Vice President
Acknowledged and Agreed:

MASSMUTUAL SELECT FUNDS
on behalf of MassMutual Select T. Rowe Price U.S.
Treasury Long-Term  Fund


By: /s/ Renee Hitchcock
Name: Renee Hitchcock
Title: CFO and Treasurer